Exhibit 5.1
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com
September 12, 2011
Aurora Diagnostics Holdings, LLC
Aurora Diagnostics Financing, Inc.
 and the guarantors listed on Annex A
11025 RCA Center Drive, Suite 300
Palm Beach Gardens, FL 33410
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Aurora Diagnostics Holdings, LLC, a Delaware limited liability company, and Aurora Diagnostics Financing, Inc., a Delaware corporation (together, the “Issuers”), and the guarantors listed on Annex A (the “Guarantors,” and together with the Issuers, the “Registrants”) in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), (a) $200,000,000 aggregate principal amount of the Issuers’ 10.750% Senior Notes due 2018 (the “New Notes”) and (b) the related guarantees of the New Notes by the Guarantors (together with the New Notes, the “Securities”) to be issued under an Indenture, dated as of December 20, 2010, as supplemented by the First Supplemental Indenture, dated December 31, 2010, the Second Supplemental Indenture, dated December 31, 2010, the Third Supplemental Indenture, dated June 2, 2011, and the Fourth Supplemental Indenture, dated August 1, 2011 (together, the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”). Following the effectiveness of the Registration Statement, the Registrants intend to issue the Securities to the holders of $200,000,000 aggregate principal amount of the Issuers’ 10.750% Senior Notes due 2018 (the “Old Notes”) in exchange for such Old Notes and the related guarantees of the Old Notes by the Guarantors (together with the Old Notes, the “Old Securities”).
     This opinion letter is rendered pursuant to Item 21 of Form S-4 and Item 601 of the Commission’s Regulation S-K.
     We have examined (i) the Certificates of Formation, Certificates of Incorporation or other charter documents of each of the Registrants, (ii) the limited liability company agreements, bylaws or other organizational documents of each of the Registrants, (iii) records of proceedings of the members or board of directors or managers of each of
Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

Aurora Diagnostics Holdings, LLC
September 12, 2011

the Registrants, (iv) the Old Securities, (v) the proposed form of the Securities, (vi) the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement, (vii) the Indenture, (viii) the Purchase Agreement, dated December 14, 2010, among the Issuers, the Guarantors and Morgan Stanley & Co. Incorporated, Barclays Capital, Inc. and UBS Securities LLC, as representatives of the Initial Purchasers listed on a schedule thereto, (ix) the Registration Rights Agreement, dated December 20, 2010, among the Issuers, the Guarantors and such Initial Purchasers and (x) the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
     As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Registrants and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth.
     In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Securities will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization, (vii) that all parties (other than the Registrants) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.
     Our opinion set forth below is limited to the laws of the States of Alabama, Delaware, Florida, Georgia, Michigan, Minnesota, Nevada, North Carolina, New Hampshire, New Jersey, New York, South Carolina and Texas and the Commonwealth of Massachusetts and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.
     The only opinion rendered by us consists of those matters set forth in the eighth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.
     Based on and subject to the foregoing, it is our opinion that, upon due execution of the Securities by the Registrants, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof in exchange for the Old

Aurora Diagnostics Holdings, LLC
September 12, 2011

Securities as contemplated by the Registration Statement, the Securities will be validly issued and will constitute legally binding obligations of the Registrants entitled to the benefits of the Indenture and enforceable against the Registrants in accordance with their terms, subject to (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally; (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance; and (iii) concepts of good faith, fair dealing and reasonableness.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Alston & Bird LLP
By:	/s/ J. Mark Ray
J. Mark Ray
A Partner

Annex A
Aurora Diagnostics, LLC
Aurora Georgia, LLC
Aurora Greensboro, LLC
Aurora LMC, LLC
Aurora Massachusetts, LLC
Aurora Michigan, LLC
Aurora New Hampshire, LLC
Bernhardt Laboratories, Inc.
Biopsy Diagnostics, LLC
C R Collections, LLC
Covenant Healthcare Lab, LLC
Cunningham Pathology, L.L.C.
DermPath New England, LLC
Greensboro Pathology, LLC
Hardman Pathology ADX, LLC
Laboratory of Dermatopathology ADX, LLC
Mark & Kambour, LLC
Mark & Kambour Holdings, Inc.
Pathology Solutions, LLC
Seacoast Pathology, Inc.
Texas Pathology, LLC
Twin Cities Dermatopathology, LLC
The LMC Revocable Trust, B.T.
The WPC Revocable Trust, B.T.